EXHIBIT 3.4

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CHS DELAWARE, INC.

                                    ARTICLE I

         The name of the corporation is CHS DELAWARE, INC., (hereinafter called the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

         NUMBER OF SHARES             PAR VALUE                  CLASS OF
           AUTHORIZED                 PER SHARE                    STOCK
           ----------                 ---------                    -----

            3,000                     $  0.01                      Common

                                    ARTICLE V

         The name of the Incorporator is Paul Berkowitz and the address of the Incorporator is 1221 Brickell Avenue, Suite 2200, Miami, Florida 33131.

                                   ARTICLE VI

         The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation's Bylaws. The number of directors constituting the initial Board of Directors is two (2) and the names of the members of the initial Board of Directors who are to serve as the Corporation's directors until successors are duly elected and qualified are Claudio Osorio and Craig Toll.

                                   ARTICLE VII

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for

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any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under /section/174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

                                  ARTICLE VIII

         This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                                   ARTICLE IX

         The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of Incorporation this 3rd day of November, 1997.


                                             ___________________________________
                                             Paul Berkowitz, Incorporator